Exhibit 10.2
EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
September 26, 2023
among
TPG OPERATING GROUP II, L.P.,
as Borrower,
TPG OPERATING GROUP I, L.P.,
TPG HOLDINGS II SUB, L.P. and
TPG OPERATING GROUP III, L.P.,
as Guarantors,
The Lenders Party Hereto
and
Wells Fargo Bank, N.A.,
as Administrative Agent

Wells Fargo Securities LLC,

as Lead Arranger and Bookrunner

i

SCHEDULES:
Schedule 2.01	Commitments
Schedule 4.08	Disclosed Matters
Schedule 7.02	Existing Liens
Schedule 10.02	Certain Addresses for Notices
Schedule 10.06	Disqualified Institutions

EXHIBITS:
Exhibit 2.02	Form of Loan Notice
Exhibit 2.10	Form of Note
Exhibit 2.15	Form of Maturity Date Extension Request
Exhibit 3.01(e)	Form of U.S. Tax Compliance Certificates
Exhibit 10.06	Form of Assignment and Assumption

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of September 26, 2023, among TPG OPERATING GROUP II, L.P., a Delaware limited partnership, as Borrower (the “Borrower”), TPG OPERATING GROUP I, L.P., TPG HOLDINGS II SUB, L.P. and TPG OPERATING GROUP III, L.P., as Guarantors, the LENDERS party hereto and Wells Fargo Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Reference is made to that certain Amended and Restated Credit Agreement (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) dated as of July 15, 2022, among the Borrower, the Guarantors party thereto, the Lenders party thereto and Wells Fargo Bank, N.A., as administrative agent.
In accordance with Section 10.01 of the Existing Credit Agreement, the parties hereto wish to amend and restate the Existing Credit Agreement to be in the form hereof as of the Restatement Effective Date.
In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.
“Adjusted Daily Simple SOFR” means, for any day, the rate per annum equal to Daily Simple SOFR determined pursuant to the definition thereof plus the SOFR Adjustment; provided that if Adjusted Daily Simple SOFR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in Adjusted Daily Simple SOFR resulting from a change to Daily Simple SOFR shall be effective from and including the date of such change without further notice.
“Adjusted Term SOFR” means the rate per annum equal to Term SOFR determined pursuant to the definition thereof plus the SOFR Adjustment; provided that if Adjusted Term SOFR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in Adjusted Term SOFR resulting from a change to Term SOFR shall be effective from and including the date of such change without further notice.
“Administrative Agent” means Wells Fargo Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, in any event, any Person that owns directly or indirectly 15% or more of the securities having voting power for the election of directors or other governing body of a corporation or 15% or more of the partnership or other ownership interests of any other Person (other than as a limited partner or non-voting member of such other Person) will be deemed to Control such corporation or other Person.
“Agreement” means this Second Amended and Restated Credit Agreement, as amended, supplemented, restated or modified from time to time.
“Allocable Portion” means, with respect to all Management Fees payable by a Fund Entity pursuant to all Management Fee Agreements applicable to such Fund Entity, (a) in the case of Fund Entities for which the ParentCos or

Covered Subsidiaries act as primary managers or advisors, that percentage of such Management Fees payable to and for the accounts of the ParentCos and the Covered Subsidiaries pursuant to such Management Fee Agreements (after deduction of amounts thereof, if any, required to be paid by such ParentCo or such Covered Subsidiary to third parties, including sub-managers or sub-advisors and, subject to the proviso below, to third-party equity investors in such Covered Subsidiaries) and (b) in the case of other Fund Entities, that portion of such Management Fees that is payable, directly or indirectly, to the ParentCos or Covered Subsidiaries pursuant to Management Fee Agreements (including Management Fee Agreements with the primary managers or advisors for such Fund Entity) to which they are party or which otherwise apply to them (after deduction of amounts thereof, if any, required to be paid by such ParentCo or such Covered Subsidiary to third parties (as described above)); provided, however, that no deduction from Management Fees payable to any ParentCo or any Covered Subsidiary shall be made pursuant to clause (a) or (b) of this sentence on account of amounts thereof (or amounts calculated on the basis thereof) that are paid or distributed to employees, partners or principals of any ParentCo or any such Covered Subsidiary (other than any third-party investor that, by virtue of its investment, is a limited partner of such Covered Subsidiary) that are engaged in management or advisory services and that generate such Management Fees (or to any limited partnership, limited liability company or other vehicle in which they are equity owners formed for compensation purposes) to the extent that such payments or distributions are for the primary purpose of implementing compensation arrangements with such employees, partners or principals.
“Angelo Gordon” means Angelo, Gordon & Co., L.P. and AG Funds L.P.
“Angelo Gordon Acquisition Agreement” means the Transaction Agreement, dated May 14, 2023, among TPG Inc., the Borrower, TPG GP A, LLC, Angelo, Gordon & Co., L.P., AG Funds, L.P., AG Partner Investments, L.P., Alabama Investments (Parallel) Founder A L.P., Alabama Investments (Parallel) Founder G L.P., Alabama Investments (Parallel), LP, AG GP, LLC and Michael Gordon 2011 Revocable Trust.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any ParentCo or any of the Covered Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Authority” means, with respect to SOFR, CME or any successor administrator of the Term SOFR Screen Rate or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity.
“Applicable Rate” means a percentage per annum equal to (a) 1.00% for Term SOFR Loans and (b) 0.00% for Base Rate Loans.
“Arranger” means Wells Fargo Securities LLC.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 10.06 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“AUM” means, with respect to the ParentCos and the Covered Subsidiaries on any date, the aggregate amount of the Fee Generating Assets of Fund Entities on such date in respect of which the ParentCos and the Covered Subsidiaries are entitled to receive payment of Management Fees pursuant to applicable Management Fee Agreements; provided that, for purposes of such determination, (a) only Fund Entities with respect to which any Management Fees shall have been paid or accrued, directly or indirectly, to any ParentCo or any Covered Subsidiary (including any Person acquired in an Acquisition during such period) during the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial statements have been provided pursuant to Section 6.04 shall be included, (b) with respect to any Fund Entity with respect to which any Management Fees are payable, directly or indirectly, to managers or advisors other than the ParentCos and Covered Subsidiaries, only a percentage of such Fund Entity’s Fee Generating Assets equal to the Allocable Portion shall be taken into account as AUM and (c) upon and following any Fund Termination Event relating to any Fund Entity, the Fee Generating Assets of such Fund Entity (other than Fee Generating Assets attributable to any invested capital unaffected by, and on which any ParentCo or any Covered Subsidiary continues to earn Management Fees following, such Fund Termination Event) shall be excluded.
“Availability Period” means, with respect to the Term Commitments, the period from and including the Closing Date to the earliest of (a) the date that is 30 days after the Closing Date, (b) the date of termination of all of the Term Commitments pursuant to Section 2.05(b) and (c) the date of termination of the commitment of each Lender to make Term Loans pursuant to Section 8.01.
“Back-to-Back Lending Facilities” means the back-to-back lending facilities made available to any Loan Party or any successor or Subsidiary thereof that is a Covered Subsidiary for the purpose of funding Fund Investment Loans.
“Back-to-Back Lending Facility Indebtedness” means (a) Indebtedness of any Loan Party or any successor or Subsidiary thereof that is a Covered Subsidiary under Back-to-Back Lending Facilities, and Guarantees of such Indebtedness by any Loan Party or any successor or Subsidiary thereof that is a Covered Subsidiary, and (b) Guarantees by any Loan Party or any successor or Subsidiary thereof that is a Covered Subsidiary of, or letters of credit for the account of any Loan Party or any successor or Subsidiary thereof that is a Covered Subsidiary supporting, Indebtedness incurred by former or current employees or consultants of any ParentCo or any Covered Subsidiary for a comparable purpose.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Barred Claim” has the meaning specified in Section 10.04(b).
“Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”, (c) Adjusted Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the caption hereof.
“Borrower Materials” has the meaning assigned to such term in Section 6.04.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.
“Borrowing Minimum” means (a) in the case of a Term SOFR Borrowing, $1,000,000 and (b) in the case of a Base Rate Borrowing, $500,000.
“Borrowing Multiple” means $500,000.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or the state in the United States where the Administrative Agent’s Office is located; provided that, when used in connection with a Daily Simple SOFR Loan, and any interest rate settings, fundings, disbursements, settlements or payments of any such Daily Simple SOFR Loan, or any other dealings of such Daily Simple SOFR Loan, the term “Business Day” shall mean any such day that is only an U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 7.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Capital Markets Indebtedness” means any Indebtedness issued by or guaranteed by any Loan Party, or otherwise in respect of which any Loan Party is an obligor, consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to initial purchasers or other institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC, or (c) a private placement to institutional investors.
“Carried Interests” means any and all limited partnership or other ownership interests or contractual rights representing the right to receive, directly or indirectly, the proceeds of any “carried interest” in any Fund Entity (i.e., the incentive and performance fees dependent on investment performance or results) and all distributions received by any Loan Party or any Covered Subsidiary thereof the source of which is Carried Interest, and shall in any event include the “carried interest” reported on the consolidated financial statements of PubCo, as prepared in accordance with GAAP.
“Change in Control” means the ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder), other than the Permitted Investors or Persons Controlled by the Permitted Investors, of Equity Interests representing 35% or more of the voting power represented by the issued and outstanding Equity Interests of any Loan Party, if such voting power exceeds the aggregate voting power represented by the Equity Interests of such Loan Party held, directly or through Persons Controlled by the Permitted Investors, by the Permitted Investors.
Notwithstanding the foregoing, (a) a passive holding company (including PubCo) or special purpose acquisition vehicle or a subsidiary thereof shall not be considered a “Person” and instead the equityholders of such passive holding company (including PubCo) or special purpose acquisition vehicle (other than any other passive holding company or special purpose acquisition vehicle) shall be considered for purposes of the foregoing and (b) a Change in Control shall be deemed not to have occurred pursuant to this definition at any time if the Permitted Investors or Persons Controlled by the Permitted Investors have, at such time, directly or indirectly, the right or the ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors, board of managers, members or other governing body of each ParentCo.
Notwithstanding the preceding clauses or any provision of Section 13d-3 of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Restatement Effective Date, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Investors, the issued and outstanding Equity Interests of any Loan Party owned, directly or indirectly, by any Permitted Investors that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change in Control has occurred so long as one or more Permitted Investors hold in excess of 50% of the issued and outstanding Equity Interests owned, directly or indirectly, by such group and (iii) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors or board of managers of such parent entity and (B) such directors or managers elected by the Person or group have a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.
For the avoidance of doubt, the Specified Acquisition shall not constitute a Change in Control.
“Change in Law” means the occurrence, after the Restatement Effective Date (or, with respect to any Lender, the date, if later, such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 3.04(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; provided, further, that it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements for similar borrowers to the extent they are entitled to do so.

“Closing Date” means December 2, 2021.
“CME” means CME Group Benchmark Administrative Limited.
“Combined EBITDA” means, for any period, Fee-Related Earnings, less (a) without duplication and to the extent otherwise included in Fee-Related Earnings, the amount of any Fee-Related Earnings attributable to Securitization Entities, plus (b) without duplication and to the extent deducted in arriving at Fee-Related Earnings, (i) depreciation and amortization, (ii) interest expense, (iii) non-cash equity-based compensation expense, (iv) non-recurring expenses and charges relating to equity or debt offerings or placements of debt of, or acquisitions or non-ordinary course investments and dispositions by, the Loan Parties and the Covered Subsidiaries, (v) non-recurring expenses (net of any non-recurring revenues associated with such non-recurring expenses), losses and charges, (vi) operating losses of any new business formed or acquired after March 29, 2011 that are incurred in the one-year period following such formation or acquisition and start-up expenses incurred by the ParentCos or the Covered Subsidiaries in connection with such new business to the extent they exceed the revenues of such new business in the relevant test period; provided that the aggregate amount added back in determining Combined EBITDA pursuant to this clause (vi) in respect of all such new businesses may not exceed $15,000,000 in any four fiscal quarter period and (vii) non-cash expenses and charges; provided that any cash payment made with respect to any non-cash expenses or charges added back in computing Combined EBITDA for any earlier period pursuant to this clause (vii) shall be subtracted in computing Combined EBITDA for the period in which such cash payment is made, in each case determined on a combined basis for the Loan Parties in accordance with GAAP, if applicable, plus (c) with respect to any period in which there is a non-recurring reduction in the rate at which Management Fees are payable with respect to any Management Fee earning assets, the difference between the Management Fees that would have been payable and included in Fee-Related Earnings (net of compensation and other expenses that would have been payable in respect of such fees) before giving effect to such reduction and the Management Fees payable after giving effect to such reduction; provided that amounts added back in computing Combined EBITDA pursuant to this clause (c) shall not exceed $10,000,000 for any four fiscal quarter period; plus (d) without duplication, investment income to the extent of cash received, including cash interest and cash dividends received, but excluding income with respect to Carried Interests; provided that the aggregate amount added back in determining Combined EBITDA pursuant to this clause (d) may not exceed $50,000,000 in any four fiscal quarter period; plus (e) without duplication, the product of (x) 0.250 multiplied by (y) the aggregate amount of Promote Fees actually received by the Loan Parties and the Covered Subsidiaries during the immediately prior eight fiscal quarter period (which amount shall be calculated on a pro forma basis after giving effect to all or any part of the Permitted Reorganization for any period ending after the consummation of all or such part of the Permitted Reorganization, as applicable); plus (f) the amount of cash dividends or distributions or other cash payments made by a Securitization Entity to a Loan Party or a Covered Subsidiary during such period.
“Commitment” means a Term Commitment.
“Communication” has the meaning specified in Section 10.18.
“Competitor” means any Person that is engaged in substantially similar or competing business operations as any ParentCo or any Subsidiary of any ParentCo; provided, that a Subsidiary of any ParentCo shall not include any direct or indirect investment portfolio companies of such ParentCo (which, for the avoidance of doubt, includes investments held by any direct or indirect affiliated alternative investment vehicles of any ParentCo or any direct or indirect Subsidiary of any such affiliated alternative investment vehicle).
“Conforming Changes” means, with respect to SOFR, Term SOFR or any proposed Successor Rate, any conforming changes to the definitions of “Base Rate”, “Interest Period”, “SOFR” and “Term SOFR”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, with the consent of the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines, with the consent of the Borrower, that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines, with the consent of the Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consenting Lender” has the meaning assigned to such term in Section 2.15(a).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Core Business Entity” means any Person that is engaged in, or earns or is entitled to receive fees or income (including investment income and fees, Management Fees or gains or income with respect to Carried Interests) from, one or more Core Businesses.

“Core Businesses” means (a) investment or asset management services, financial advisory services, money management services, merchant banking activities, or similar or related activities, including but not limited to services provided to mutual funds, private equity or debt funds, hedge funds, funds of funds, corporate or other business entities or individuals and (b) making investments in funds and entities engaging in services of the type specified in clause (a).
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Subsidiaries” means the Loan Parties, and the Subsidiaries of the Loan Parties, but excluding any ParentCo, the Excluded Subsidiaries, the Fund Entities and the Securitization Entities.
“Daily Simple SOFR” means, with respect to any applicable determination date, a rate per annum equal to SOFR for such date; provided that if such date is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such date, in each case as published on the Federal Reserve Bank of New York’s website (or any successor source).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declining Lender” has the meaning assigned to such term in Section 2.15(a).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.
“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2.00% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by any

ParentCo or any Covered Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any ParentCo or any Covered Subsidiary.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(i)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(ii)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(iii)    is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person, in whole or in part, at the option of the holder thereof;
in each case, with respect to Equity Interests existing on the Restatement Effective Date, on or prior to the date that is 91 days after the latest Maturity Date in effect on the Restatement Effective Date or, with respect to Equity Interests issued after the Restatement Effective Date, 91 days after the latest Maturity Date at the time of issuance of such Equity Interest; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and the termination or expiration of the Commitments, (ii) an Equity Interest the terms of which provide that (x) such Equity Interest is subordinated to the Obligations in right of payment in bankruptcy or liquidation and (y) payments in respect of such Equity Interest are subject to the condition precedent that no Default or Event of Default in relation to the Obligations has occurred and is continuing on the date of such payment, shall not constitute a Disqualified Equity Interest and (iii) any Equity Interest issued by any ParentCo or a Covered Subsidiary to an employee, principal or other individual performing management or advisory services in connection with the generation of Management Fees for any ParentCo or any Covered Subsidiary, or to a partnership or limited liability company owned by such individuals, in each case for the primary purpose of implementing compensation arrangements applicable to such individuals, shall not in any event constitute Disqualified Equity Interests.
“Disqualified Institution” means, on any date, (a) any Person set forth on Schedule 10.06, (b) any other Person that is a Competitor of any ParentCo, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform or otherwise providing such written notice to each Lender) not less than two Business Days prior to such date and (c) Affiliates of Disqualified Institutions described in clauses (a) and (b) above that are readily identifiable as an affiliate of such Disqualified Institution on the basis of such Affiliate’s name; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.
“Dollars” or “$” means the lawful money of the United States of America.
“DQ List” has the meaning specified in Section 10.06(g)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning specified in Section 10.18.
“Electronic Record” has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

“Electronic Signature” has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.
“Eligible Additional Guarantor” means any limited partnership, limited liability company, corporation or equivalent entity (a) which is a direct or indirect Controlled Subsidiary of any ParentCo and (b) which, directly or through one or more direct or indirect Subsidiaries, conducts one or more Core Businesses.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.06(g).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any ParentCo within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of any ParentCo or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any ParentCo or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA or (h) the determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA.
“Erroneous Payment” has the meaning specified in Section 9.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.12(d).
“Erroneous Payment Impacted Class” has the meaning specified in Section 9.12(d).
“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.12(d).
“Estate Planning Entity” shall mean, with respect to any individual, (a) any trust, the beneficiaries of which are primarily such individual or any member of his or her Immediate Family or (b) any corporation, partnership, limited liability company or other entity that is primarily owned and Controlled, directly or indirectly, by such individual, any member of such individual’s Immediate Family and/or any of the Persons described in clause (a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, the rules and regulations promulgated thereunder, and any successor statute.
“Excluded Subsidiary” means any (a) limited partnership, limited liability company, corporation or equivalent entity that the Borrower, pursuant to a written notice given to the Administrative Agent, proposes be designated an additional Guarantor pursuant to Section 2.14 (i) that is organized under the laws of a jurisdiction (other than any state of the United States) that the Administrative Agent reasonably believes, based on the advice of counsel, would prohibit or would otherwise materially adversely affect the validity or enforceability of the guarantee arrangements under the Loan Documents contemplated to be entered into by such entity as an additional Guarantor or the ability of such entity to perform its obligations under the Loan Documents as an additional Guarantor and (ii) in respect of which the

Administrative Agent has given written notice (which notice will be given promptly and in any event no later than 30 days after the Administrative Agent receives such written notice from the Borrower) to the Borrower that such entity shall not be permitted to be a Guarantor hereunder and (b) any subsidiary of an entity described in clause (a).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the preamble hereof.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.15(a).
“FATCA” means (a) sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a) and (c) any U.S. or non U.S. fiscal or regulatory legislation, rules, guidance, notes, official interpretation or practices adopted pursuant to such intergovernmental agreements and any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code or any applicable intergovernmental agreements implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day will be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day will be the average rate (rounded upwards, if necessary, to a whole multiple of 1/100 of 1.00%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further, that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Generating Assets” means, with respect to any Fund Entity at any date of determination, the aggregate amount, without duplication of amounts generating the same fee, of (a) the amount of binding capital commitments to such Fund Entity on such date, (b) the amount of invested capital of such Fund Entity on such date, and (c) total assets or net assets of such Fund Entity on such date, as the case may be, to the extent required on such date to be used as the basis for calculating Management Fees payable by such Fund Entity.
“Fee Letter” means the fee letter dated December 2, 2021, between the Borrower and Wells Fargo Bank, N.A., as may be supplemented, modified, amended, or restated from time to time.
“Fee-Related Earnings” means, for any period, (a) management fees, plus (b) transaction, monitoring and other fees, net, plus (c) other income (including, for the avoidance of doubt, the Loan Parties’ and the Covered Subsidiaries’ share of net income of unconsolidated entities), less (d) compensation and benefits, net, less (e) operating expenses (which for the avoidance of doubt shall exclude depreciation and amortization, interest expense, non-recurring expenses, losses and charges and income tax expense), net, in each case as determined on a total reportable basis for the ParentCos in a manner consistent with any periodic reports or registration statements filed by PubCo with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities.
“Financial Covenants” means the covenants set forth in Section 7.10.
“Financial Officer” means, in relation to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person or of the direct or indirect general partner, sole member or managing member thereof.
“Foreign Lender” means (a) if the applicable Loan Party is a U.S. Person, a Lender that is not a U.S. Person and (b) if the applicable Loan Party is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Loan Party is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fund Entity” means (a) any private equity fund, real estate investment fund, hedge fund or similar investment fund or vehicle in respect of which any of the Loan Parties or any of their Subsidiaries acts as manager or investment advisor or has rights with respect to Carried Interests or Management Fees, (b) any portfolio company of any such fund or vehicle or (c) any entity in which any entities described in clause (a) or clause (b) has an investment.
“Fund Investment Loans” means any loans or advances to former or current employees or consultants (or trusts, other investment vehicles therefor or entities borrowing for the benefit of such employees, consultants, trusts or investment vehicles), the proceeds of which are invested in funds or entities managed by any ParentCo or any Covered Subsidiary.
“Fund Termination Event” means, with respect to any Fund Entity, the delivery of notice by the limited partners of or investors in such Fund Entity that is valid to cause or the taking of all actions by such limited partners or investors required to cause (a) the termination of the commitments of such limited partners or investors to such Fund Entity or (b) the termination, liquidation or unwinding of such Fund Entity, in each case, in accordance with the limited partnership agreement or other governing documents of such Fund Entity.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Group Holdings SBS” means TPG Group Holdings (SBS), L.P., a Delaware limited partnership.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)).
“Guarantee Agreement” means the Guarantee Agreement among the Borrower, the other Loan Parties and the Administrative Agent, dated as of December 2, 2021, together with all supplements thereto.
“Guarantee Requirement” means, at any time, subject to Section 10.22, the requirement that the Administrative Agent shall have received from each Eligible Additional Guarantor and each Required Guarantor either (a) a counterpart of the Guarantee Agreement, duly executed and delivered on behalf of such Person as a “Guarantor” and, to the extent such Person is not already a party hereto, a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, or (b) a Guarantor Supplement, duly executed and delivered on behalf of such Person as a “Guarantor”, together with (i) a written opinion (addressed to the Administrative Agent and the Lenders) of special counsel for the Loan Parties and/or local counsel for the Loan Parties in the jurisdiction in which such Person is located, in each case covering such matters relating to such Person, this Agreement, the Guarantee Agreement or the Transactions as the Administrative Agent shall reasonably request and in form and substance reasonably satisfactory to the Administrative Agent, (ii) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Person, the authorization of the Transactions and any other legal matters relating to such Person, this Agreement, the Guarantee Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and (iii) to the extent requested, all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation; provided that the Administrative Agent shall have received the documentation and information referenced in this clause (iii) with respect to any such Person at least five Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) in advance of the effective date of any Guarantee by such Person. The Administrative Agent may grant extensions of time for the provision of any Guarantee by any Person (including extensions after the Restatement Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Guarantee Agreement.
“Guarantor Supplement” means a supplement to the Guarantee Agreement, substantially in the form of Exhibit I to the Guarantee Agreement.
“Guarantors” means Operating Group I, Holdings II Sub, Operating Group III and each other Person that becomes a Guarantor hereunder pursuant to Section 2.14 or Section 6.10.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Holdings II Sub” means TPG Holdings II Sub, L.P., a Delaware limited partnership.
“Immediate Family” means, with respect to any individual, collectively, his or her parents, brothers, sisters, spouse, former spouses, civil union partner, former civil union partners and lineal descendants (and the estates, guardians, custodians or other legal representatives of any of the foregoing).
“Incremental AUM Amount” means, with respect to any Acquisition of a Core Business Entity after the Restatement Effective Date, an amount equal to 50% of the AUM attributable to such Core Business determined immediately upon the consummation of such Acquisition.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, but excluding in each case (x) trade and other accounts payable arising in the ordinary course of business and (y) any earn out obligation, holdback amount, deferred purchase price payment, purchase price adjustment or other similar obligation including any Annual Cash Holdback Amounts or any Earnout Amounts (each as defined in the Angelo Gordon Acquisition Agreement) until such obligation becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP; provided further that if such obligations may be satisfied at the Borrower’s option with either (A) cash or (B) the issuance of Equity Interests, then such obligations shall be excluded from Indebtedness unless not paid or satisfied within 30 days after becoming due and payable following expiration of any dispute resolutions mechanics set forth in the agreement governing the applicable transaction, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) solely for the purposes of the definition of the term “Material Indebtedness” as such term is used in Section 8.01(f), all obligations of such Person in respect of Hedging Agreements, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and (k) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months (or, subject to the consent by all applicable Lenders, twelve months) thereafter, as selected by the Borrower in its Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each Lender who becomes a Lender in accordance with Section 10.06 and their respective successors and permitted assigns.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. To the extent the context requires, each reference to a Lender shall include its applicable Lending Office.
“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) Combined EBITDA for the period of four consecutive fiscal quarters (A) ended on such date in the case of calculations of the Leverage Ratio for purposes of Section 7.10(b) and (B) most recently ended on or prior to such date for which financial statements have been provided pursuant to Section 6.04(a) or 6.04(b) in all other cases.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment by way of security, or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means this Agreement, the Guarantee Agreement, each Note and the Fee Letter.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Term SOFR Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the Term Loans.
“Management Fee Agreement” means any agreement or instrument requiring the payment of Management Fees, including any such agreement contained in the limited partnership agreement or other organizational documents of a Fund Entity, or any direct or indirect interest of any ParentCo or any of the Covered Subsidiaries in the payment of Management Fees, including such interests arising by virtue of their ownership of Equity Interests under the limited partnership agreement and other organizational documents of a Fund Entity or of a Person other than a Covered Subsidiary that is party to a Management Fee Agreement.

“Management Fees” means, without duplication, (a) any and all management fees and other fees (excluding incentive or performance fees dependent on investment performance or results) for management services (whether pursuant to a Management Fee Agreement or otherwise) and any and all distributions received by any ParentCo or any Covered Subsidiary the source of which is Management Fees, (b) any and all “Management Fees” payable pursuant to any Management Fee Agreement and (c) any and all payments received which are treated as a credit or offset or otherwise reduce such fees, and shall in any event include the “management fees” reported on the consolidated financial statements of PubCo, as prepared in accordance with GAAP.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the ParentCos and the Covered Subsidiaries, taken as a whole, or (b) the ability of any of the Borrower or the other Loan Parties to perform any of its material obligations under any of the Loan Documents to which it is a party.
“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), including obligations in respect of one or more Hedging Agreements, of any one or more of the Loan Parties and the Covered Subsidiaries in an aggregate principal amount exceeding (a) until the closing of the Specified Acquisition, $75,000,000 and (b) following the closing of the Specified Acquisition, $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means March 31, 2026 as such date may be extended pursuant to Section 2.15.
“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit 2.15 hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.15.
“Minimum AUM Amount” means, on any date, the sum of (a) $39,310,000,000 plus (b) the cumulative aggregate Incremental AUM Amounts attributable to Acquisitions of Core Business Entities consummated after the Restatement Effective Date.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any ParentCo or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Non-Consenting Lender” means any Lender that does not approve any proposed change, consent, waiver, discharge, termination or amendment with respect to any Loan Document that (a) requires the approval of all Lenders or all affected Lenders, as applicable, in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” has the meaning specified in Section 2.10(a).
“Obligations” means (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement, including the obligations of the Guarantors in respect of the guarantees set forth in the Guarantee Agreement.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Operating Group I” means TPG Operating Group I, L.P., a Delaware limited partnership.
“Operating Group II” means TPG Operating Group II, L.P. a Delaware limited partnership.
“Operating Group III” means TPG Operating Group III, L.P., a Delaware limited partnership.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“ParentCos” means each of Operating Group I, Operating Group II and Operating Group III.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“PATRIOT Act” has the meaning specified in Section 10.16.
“Payment Recipient” has the meaning specified in Section 9.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (exclusive of any Multiemployer Plan) that (a) is maintained or is contributed to by any ParentCo or any ERISA Affiliate and (b) is either covered by Title IV or ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.
“Permitted Encumbrances” means
(a)    Liens for taxes not yet due or the payment of which is not at the time required by Section 6.03;
(b)    statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not yet due or the payment of which is not at the time required by Section 6.03 or which do not in the aggregate have a material adverse effect on the value or use of property encumbered thereby;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts (other than for obligations for the payment of borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Loan Parties and the Covered Subsidiaries, taken as a whole, and ground leases in respect of real property on which facilities owned or leased by any Loan Party or any Covered Subsidiary are located;
(f)    any attachment or judgment Lien unless the judgment it secures would constitute an Event of Default under Section 8.01(j);
(g)    any interest or title of a lessor or lessee under any lease permitted by this Agreement (including any Lien granted by such lessor or lessee);
(h)    immaterial Liens of any Loan Party or of any Covered Subsidiary;
(i)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Loan Parties and the Covered Subsidiaries, taken as a whole;
(j)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry and (iv) for the fees and expenses of a bank or securities intermediary in maintaining deposit accounts or securities accounts; and
(k)    Liens arising from precautionary Uniform Commercial Code financing statement filings;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investor” means (a) each TPG Partner, (b) each other Person that directly or indirectly owns Equity Interests in any of the Loan Parties on the Restatement Effective Date and (c) with respect to any Person referred to in clause (a) or (b), any member of such Person’s Immediate Family or any Estate Planning Entity of such Person (other than a charitable organization or foundation or any Person wholly owned and Controlled, directly or indirectly, by such charitable organization or foundation).
“Permitted Reorganization” means the reorganization of the assets and businesses of the Loan Parties and the Subsidiaries completed on or before December 31, 2021 in connection with the initial public offering of PubCo.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but not including a Multiemployer Plan), maintained for employees of any ParentCo or any ERISA Affiliate or any such Plan to which any ParentCo or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning assigned to such term in Section 6.04.
“Prior Restatement Effective Date” means July 15, 2022.
“Promote Fees” means proceeds of Carried Interests.
“Pro Rata Share” means with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of outstanding Loans of such Lender at such time and the denominator of which is the amount of outstanding Loans of all the Lenders at such time.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“PubCo” means TPG Inc., a Delaware corporation.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 10.23.
“Qualified Person” means an institution (a) that is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and (b) (i) that is a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, (ii) that was not formed for the purpose of acquiring an interest in this Agreement and (iii) if it is a trust, fund or other entity other than a bank or financial institution, for which the Loans constitute in the aggregate no more than 40% of its assets or capital.
“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower.
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors and representatives of such Person.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
“Required Guarantor” has the meaning as defined in Section 6.10(a).
“Required Lenders” means, at any time, Lenders having outstanding Loans representing more than 50% of the sum of the total outstanding Loans at such time; provided that the outstanding Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means (a) in relation to any Person, the chief executive officer, president, director or chief financial officer or any vice president, secretary or assistant secretary, treasurer or assistant treasurer or director of such Person, or of the direct or indirect general partner, sole member or managing member thereof, and (b) solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower, or of the direct or indirect general partner, sole member or managing member thereof, so designated by any of the foregoing officers or authorized signatories in a notice to the Administrative Agent, or any other officer, authorized signatory or employee of the Borrower, or of the direct or indirect general partner, sole member or managing member thereof, designated in writing in or pursuant to an agreement between the Borrower and the Administrative Agent.
“Restatement Effective Date” means the date on which the conditions specified in Section 5.03 are satisfied.
“Reuters” means Thomson Reuters Corporation or Refinitiv, as applicable, or, in each case, a successor thereto.
“Revolving Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement dated as of the Restatement Effective Date, among, inter alia, TPG Operating Group II, L.P., the lenders party thereto and Bank of America, N.A., as administrative agent (as may be amended, restated, amended and restated or otherwise modified from time to time) and any extensions, renewals, refinancings or replacements of the Revolving Credit Agreement (including any subsequent refinancing or replacement thereof).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Territory or (c) any Person that is a target of Sanctions as a result of a relationship of ownership or control by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctioned Territory” means, at any time, a country or territory which is itself the subject of any comprehensive U.S. Sanctions broadly prohibiting dealings with such country or territory (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) OFAC, the U.S. Department of State or the U.S. Department of Commerce, (b) the United Nations Security Council, or (c) the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom.
“Scheduled Unavailability Date” means the latest date on which one-month, three-month and six-month Interest Periods of Adjusted Term SOFR are no longer representative or available, permanently or indefinitely.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933, as amended from time to time, the rules and regulations promulgated thereunder, and any successor statute.
“Securitization Entities” means each of TPG Holdings I FundingCo, L.P., TPG Holdings II FundingCo, L.P., TPG Holdings III FundingCo, L.P., TPG Holdings I FinanceCo, L.P., TPG Holdings II FinanceCo, L.P., TPG Holdings III FinanceCo, L.P., TPG Holdings I FundingCo GP, LLC, TPG Holdings II FundingCo GP, LLC, TPG Holdings III FundingCo GP, LLC, TPG Holdings I FinanceCo GP, LLC, TPG Holdings II FinanceCo GP, LLC and TPG Holdings III FinanceCo GP, LLC and any other entity formed for the purpose of engaging in or facilitating structured or securitization financing and other activities reasonably related thereto.
“Significant Subsidiary” means any single Covered Subsidiary or any group of Covered Subsidiaries taken together that, on a consolidated basis with its or their Covered Subsidiaries, (a) had consolidated assets equal to or greater than 10% of the combined consolidated total assets of the ParentCos as of the end of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 4.05 or Section 6.04(a) or (b) or (b) had consolidated revenues or Management Fees equal to or greater than 10% of the combined consolidated revenues or Management Fees, respectively, of the ParentCos for the period of four consecutive fiscal quarters most recently ended in respect of which financial statements have been delivered pursuant to Section 4.05 or Section 6.04(a) or (b). For the avoidance of doubt, it is understood and agreed that any Event of Default under Sections 8.01(g), (h), (i) or (j) will be deemed to have occurred with respect to a “Significant Subsidiary” when the event or events specified in such clause has occurred with respect to any single Covered Subsidiary or any number of Covered Subsidiaries that, taken together, constitute a “Significant Subsidiary” pursuant to the foregoing definition.
“SOFR” means the Secured Overnight Financing Rate as determined by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” means 0.10% per annum.

“Specified Acquisition” means the acquisition by the Borrower and/or its Affiliates of Angelo Gordon and certain of its Affiliates pursuant to the Angelo Gordon Acquisition Agreement.
“Specified Reorganization”  means the internal reorganization consisting of Operating Group I and Operating Group III becoming subsidiaries of Operating Group II and any ancillary transactions related thereto.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of a Loan Party (or any Person that would be a subsidiary of the Loan Parties if the Loan Parties were merged into a single entity).
“Successor Rate” has the meaning specified in Section 3.03(b).
“Supported QFC” has the meaning specified in Section 10.23.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of initial Term Commitments in effect as of the Closing Date was THREE HUNDRED MILLION DOLLARS ($300,000,000).
“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.
“Term Loan” has the meaning specified in Section 2.01(a).
“Term SOFR” means:
(a) for any Interest Period, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day.
“Term SOFR Borrowing” means a Borrowing comprised of Term SOFR Loans.
“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR.
“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Total Indebtedness” means, on any date, the total amount of Indebtedness of the ParentCos and the Covered Subsidiaries outstanding on such date, other than (a) Indebtedness in respect of Hedging Agreements referred to in clause (h) of the definition of “Indebtedness”, (b) obligations referred to in clause (i) of the definition of “Indebtedness” to the extent the related letters of credit and letters of guaranty are undrawn (but including any such obligations related to drawn and undrawn letters of credit used to secure or Guarantee Back-to-Back Lending Facility Indebtedness) and (c) Guarantees in respect of Fund Investment Loans (provided that (i) there is recourse to the employees, consultants or other obligors to the extent of any payment made under such Guarantees (including through subrogation rights or upon purchase of the loan) or such Guarantee relates to Fund Investment Loans incurred by an Affiliate of the Loan Parties or Covered Subsidiaries on behalf of current or former employees or consultants for administrative purposes and (ii) any amount of such Guarantees pursuant to this clause (c) in excess of (1) until the closing of the Specified Acquisition, $50,000,000 and (2) following the closing of the Specified Acquisition, $100,000,000, shall be included in the determination of Total Indebtedness), determined on a consolidated basis without duplication and in accordance with GAAP.
“TPG Partner” means, as of any date, any then-current or former direct limited or general partner, managing member or controlling shareholder of any of the Loan Parties, any of their Covered Subsidiaries or any of Group Holdings SBS, TPG Holdings, L.P., TPG Partner Holdings, L.P., TPG Holdings I-A, LLC, TPG Holdings II-A, LLC, TPG Holdings III-A, L.P., TPG Holdings III-A, LLC, Alabama Investments Parallel, LP, Alabama Investments (Parallel) Founder A, LP, Alabama Investments (Parallel) Founder G, LP or TPG GPCo, LLC (including, in each case, any successor entity thereto) or any then-current or former shareholder of TPG Group Holdings (SBS) Advisors, Inc., TPG Group Advisors, Inc., TPG Group Advisors (Cayman), Inc. or TPG GP A, LLC (including David Bonderman, James G. Coulter and Jon Winkelried), other than any Person that first becomes a direct limited or general partner or shareholder, as applicable, of any of such foregoing entities in contemplation of or in connection with a Change in Control that would occur if such Person were not included as a TPG Partner (a “Change in Control Appointment”); provided that a Change in Control Appointment shall not include any Person that becomes a direct limited or general partner or equityholder in connection with an individual employment, management or similar arrangement.
“Transactions” has the meaning assigned to such term in Section 4.02 hereof.
“Type” means, with respect to any Loan or Borrowing, its character as a Base Rate Loan or Borrowing or a Term SOFR Loan or Borrowing.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 10.23.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement and any other Loan Document, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term SOFR Loan” or a “Base Rate Loan” or a “Term SOFR Borrowing” or a “Base Rate Borrowing”).
SECTION 1.03.    Terms Generally. (a) With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, (i) the definitions of terms herein and in any other Loan Document shall apply equally to the singular and plural forms of the terms defined, (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (v) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendment and restatements, supplements or modifications set forth herein or in any other Loan Document), (vi) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (vii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (viii) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (ix) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (x) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    If any certificate, notice, report, document or other information is required to be delivered by any Loan Party under any Loan Document on a day that is not a Business Day, the date for delivery thereof shall be extended to the next succeeding Business Day.
(e)    Any reference in any Loan Document to the “payment in full” of the Obligations (or words of similar import) shall be a reference to the payment in full of the Obligations (other than unasserted indemnification and expense reimbursement obligations) and the termination or expiration of the Commitments.
(f)    Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
SECTION 1.04.    Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything herein to the contrary, all leases of the ParentCos and the Covered Subsidiaries (whenever incurred) that would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases had been treated prior to the issuance of the ASU for purposes of all financial definitions and calculations hereunder notwithstanding the fact that such leases are required in accordance with the ASU to be treated as Capital Lease Obligations or capital leases in the financial statements to be delivered pursuant to Section 6.04; provided, further that, the financial statements to be delivered pursuant to Section 6.04 shall be prepared in accordance with GAAP.
(b)    All pro forma computations required to be made hereunder giving effect to any Acquisition, Disposition or other transaction (i) in the case of any Acquisition that is not “significant” for purposes of Article 11 of Regulation S-X, may at the election of the Borrower, and in the case of any other Acquisition, Disposition or other transaction, shall, be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether any incurrence of Indebtedness or such other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 6.04 (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the unaudited quarterly financial statements referred to in Section 4.05), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all calculated in accordance with Article 11 of Regulation S-X under the Securities Act, and (ii) in the case of any Acquisition (including pursuant to a merger or consolidation) or Disposition, may reflect (for historical periods and the period of 365 days following consummation of any such acquisition) pro forma adjustments for reasonably identifiable and supportable cost savings and operating expense reductions that are reasonably expected to be realized within 365 days following such Acquisition (but without duplication of cost savings and expense reductions resulting from the application of clause (i) above); provided that such cost savings and operating expense reductions may not exceed 25% of the revenues of the entity or assets acquired (prior to giving effect to any such cost savings or operating expense reductions); provided further that if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized (or are in fact not so realized) within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings.
(c)    For purposes of determining compliance with the covenants set forth in Section 7.10 during or determined by reference to any period during which an Acquisition or Disposition has occurred, Combined EBITDA may or shall, as applicable, be calculated for such period giving effect to such Acquisition or Disposition on a pro forma basis in accordance with paragraph (b) of this Section.
SECTION 1.05.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.06.    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by any such information source or service.
SECTION 1.07.    Currency Translation. Notwithstanding anything herein to the contrary, for purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing PubCo’s most recently delivered financial statements.
ARTICLE II

The Credits
SECTION 2.01.    Commitments, Loans and Borrowings. (a) Subject to the terms and conditions set forth herein, each Lender severally agreed to make a loan (such loan, the “Term Loan”) to the Borrower in Dollars during the Availability Period in an aggregate principal amount not to exceed the amount of such Lender’s Term Commitment. Amounts paid or prepaid in respect of the Term Loans may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.
SECTION 2.02.    Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, two Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of Borrowing Multiple in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing under the Term Loan, a conversion of Loans from one Type to the other or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of such Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be continued as Term SOFR Loans (with the same Interest Period) or Base Rate Loans, as applicable. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any continuation of Loans, in each case, as described in the preceding Section 2.02(a). In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. For a Borrowing, upon satisfaction of the applicable conditions set forth in Section 5.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of the Interest Period for such Term SOFR Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (A) no outstanding Borrowing may be converted to or continued as a Term SOFR Loan and (B) unless repaid, each of the then-outstanding Term SOFR Loans shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to all outstanding Loans.
(f)    With respect to SOFR or Term SOFR, the Administrative Agent, with the consent of the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, which are reasonably acceptable to each of the Borrower and the Administrative Agent; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(g)    Notwithstanding anything to the contrary in this Agreement, effective as of the Restatement Effective Date, any Eurocurrency Rate Loan (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement immediately prior to the Restatement Effective Date shall remain outstanding and subject to the applicable interest rate terms (including breakage) with respect thereto under the Existing Credit Agreement, solely for the remainder of the Interest Period (as defined in the Existing Credit Agreement) applicable thereto (pursuant to the Existing Credit Agreement) immediately prior to the Restatement Effective Date (such Interest Period ending on August 11, 2022); it being understood that neither such Eurocurrency Rate Loan nor such Interest Period is being renewed or extended as a result of this Agreement and, upon the expiration or earlier termination of such Interest Period, such Eurocurrency Rate Loan shall be automatically converted to Term SOFR Loans under this Agreement (as though the Borrower made a request for a Borrowing of Term SOFR Loans under Section 2.02(a) on the effective date of such conversion).
SECTION 2.03.    [Reserved].
SECTION 2.04.    Prepayments.
(a)    Voluntary Prepayments of Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay any Borrowing in whole or in part without premium or penalty; provided that (A) such notice must be in a form reasonably acceptable to the Administrative Agent and received by the Administrative Agent not later than 12:00 noon (1) two Business Days prior to any date of prepayment of Term SOFR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Term SOFR

Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date, amount and currency of such prepayment, and the Type(s) of Loans to be prepaid. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may revoke (or delay the date of prepayment identified in) any notice of prepayment under this Section 2.04(a) if such prepayment would have resulted from a refinancing of all or a portion of the Term Facility or other transaction or conditional event, which refinancing or other transaction or conditional event shall not be consummated or shall otherwise be delayed. The Administrative Agent will promptly notify each Lender of its receipt of a notice of prepayment and of the amount of such Lender’s ratable portion of the Loans included in such prepayment. If such notice is given by the Borrower, unless such notice is revoked or delayed as provided above, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.04(a) shall be applied as set forth in Section 2.04(c).
(b)    [Reserved].
(c)    Application of Voluntary and Mandatory Prepayments. All amounts repaid pursuant to this Section 2.04 shall be applied to the Loans as directed by the Borrower (and absent such direction, first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities). Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders ratably in accordance with their Pro Rata Share.
SECTION 2.05.    Termination or Reduction of Commitments. (a) Upon the making of any Term Loans, the Term Commitments were automatically reduced in an amount equal to the amount of Term Loans so made and any unused Term Commitments were automatically terminated on the date that is 30 days after the Closing Date.
(b)    The Borrower may, upon notice to the Administrative Agent, at any time terminate the Term Commitments, or from time to time permanently reduce the Term Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon two Business Days prior to the date of termination or reduction (or such shorter period agreed to by the Administrative Agent) and (ii) any such partial reduction shall be in an aggregate amount of the Borrowing Minimum or any whole multiple of the Borrowing Multiple in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Term Commitments. Any reduction of the Term Commitments shall be applied ratably among the applicable Lenders in accordance with their Term Commitments. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Term Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or the effectiveness of such other credit facilities is delayed.
SECTION 2.06.    Repayment of Loans. The Borrower shall repay on the Maturity Date to the Administrative Agent for the account of each Lender the aggregate principal amount of all Loans outstanding on such date, together with all accrued but unpaid interest and all other unpaid amounts owing with respect thereto.
SECTION 2.07.    Interest.
(a)    Subject to the provisions of Section 2.07(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the sum of Adjusted Term SOFR for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate. For the avoidance of doubt and subject to Section 2.02(g), interest shall not accrue under this Section 2.07(a) for any period prior to August 11, 2022.
(b)    While any Event of Default under Section 8.01(b) or (c) exists with respect to the payment of principal, interest and/or fees, the Borrower shall pay interest on such overdue amount at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
SECTION 2.08.    Fees.
(a)    [Reserved].

(b)    [Reserved].
(c)    Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and on the dates agreed to in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
SECTION 2.09.    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Adjusted Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 or 366 -day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes absent demonstrable error.
SECTION 2.10.    Evidence of Debt.
(a)    The Borrowings extended by each Lender and amounts of principal and interest payable or paid to such Lender from time to time hereunder shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Borrowings extended by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. At the request of a Lender, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence a Lender’s Loans, in substantially the form of Exhibit 2.10 (each a “Note”), in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    The Administrative Agent shall promptly provide copies of the accounts and records maintained in accordance with this Section 2.10 to the Borrower at its reasonable request.
SECTION 2.11.    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. may, in the discretion of the Administrative Agent, be deemed received on the next succeeding Business Day for purposes of calculating interest or fees thereon. Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (x) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (y) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. In the event the Borrower pays such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. With respect to any payment that is due to the Administrative Agent for the account of the Lenders, the Administrative Agent may assume that the Borrower has made the payment on the date that the payment is due and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment (or if the Administrative Agent has erroneously made a payment to the Lenders when the Borrower has not made such payment), then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent demonstrable error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
SECTION 2.12.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Term Loans of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the relative aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution and including Section 2.15) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than an assignment to the Borrower (as to which the provisions of this Section 2.12 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
SECTION 2.13.    [Reserved].
SECTION 2.14.    Additional Guarantors. The Borrower may at any time and from time to time, for purposes of complying with Section 7.07, designate any Eligible Additional Guarantor (other than any entity described in clause (a) of the definition of “Excluded Subsidiary”) as an additional Guarantor hereunder, in each case by satisfying the requirements with respect to such Eligible Additional Guarantor set forth the definition of “Guarantee Requirement”.
SECTION 2.15.    Extension of Maturity Date. (a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders)

not less than 180 days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to the then-existing maturity date for the Loans hereunder (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section 2.15. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders in respect of that portion of their Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request, provided that no such changes or modifications requiring approvals pursuant to Section 10.01 shall become effective unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then-existing Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Loans. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Loans held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (x) the Existing Maturity Date of the Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (y) the terms and conditions of the Loans of the Consenting Lenders (including interest and fees) payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request and (z) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.
(b)    Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 3.06 and 10.06, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Term Loans assigned to and assumed by it on and after the effective time of such replacement.
(c)    If a Maturity Date Extension Request has become effective hereunder, on the Existing Maturity Date:
(i)    the Borrower shall repay all the Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Loans of any Consenting Lender shall, to the extent the amount of such Loans exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section, be permanently reduced by the amount of such excess, and the Borrower shall prepay the proportionate part of the outstanding Loans of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date).
(d)    Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section  5.01(d) shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.
(e)    Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section 2.15, or any amendment or modification of the terms and conditions of the Commitments and Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate any provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 10.01.
(f)    The Borrower and the Administrative Agent may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has been approved by the Required Lenders and become effective in accordance with the provisions of this Section 2.15.
SECTION 2.16.    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
ARTICLE III
Taxes, Yield Protection And Illegality
SECTION 3.01.    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the applicable Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or such Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment under any Loan Document, then (A) the Administrative Agent shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment under any Loan Document, then (A) such Loan Party or the Administrative Agent, as applicable, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification. (i) Each Loan Party shall, and does hereby indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or, to the extent such Loan Party has not previously indemnified such Recipient pursuant to subsection (a)(ii) or (a)(iii) above, required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error. Each Loan Party shall and does hereby indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii); provided, however, that (x) the Administrative Agent shall not make any such demand on any Loan Party without first using commercially reasonable efforts to obtain payment of such amount from the applicable Lender and (y) to the extent that any Loan Party pays an amount to the Administrative Agent pursuant to the preceding sentence, then upon request of such Loan Party, the Administrative Agent shall use commercially reasonable efforts to exercise its set-off rights described in the last sentence of Section 3.01(c)(ii) below to collect the applicable amount from the applicable Lender and shall pay the amount so collected to such Loan Party net of any expenses incurred by the Administrative Agent in its efforts to collect from such Lender.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Loan Party to do so), (B) the Administrative Agent and the applicable Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the applicable Loan Party, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or such Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii) (or otherwise as contemplated by Section 3.01(c)(i)).
(d)    Evidence of Payments. Upon request by the applicable Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Loan Party and the Administrative Agent, at the time or times reasonably requested by the applicable Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Loan Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Loan Party or the Administrative Agent as will enable the applicable Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender (it being understood that providing any information currently required by any U.S. federal income withholding form shall not be considered prejudicial to the position of a Lender).
(ii)    Without limiting the generality of the foregoing, in the event that the applicable Loan Party is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to such Loan Party and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Loan Party or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Loan Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Loan Party or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01(e) to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a “10 percent shareholder” of such Loan Party within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e) on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Loan Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Loan Party or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit such Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to such Loan Party and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Loan Party or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Loan Party or the Administrative Agent as may be necessary for such Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Loan Party and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the applicable Loan Party or with respect to which the applicable Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.
Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
SECTION 3.02.    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to Adjusted Term SOFR, or to determine or charge interest rates based upon Adjusted Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon the Borrower’s receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
SECTION 3.03.    Inability to Determine Rates.
(a)    If in connection with any request for a Term SOFR Loan, a conversion of Base Rate Loans to Term SOFR Loans or a continuation of Term SOFR Loans, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b) and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred or (B) adequate and reasonable means do not otherwise exist for determining Adjusted Term SOFR for any applicable Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Adjusted Term SOFR with respect to a proposed Loan for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, in each case, to the extent of the affected Loans or Interest Period, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon the instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (I) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Loans or Interest Period) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans and (II) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.
(b)    Replacement of Adjusted Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, but without limiting Section 3.03(a) above, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining one-month, three-month and six-month Interest Periods of Adjusted Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the Applicable Authority has made a public statement identifying a specific date after which one-month, three-month and six-month Interest Periods of Adjusted Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such Interest Periods of Adjusted Term SOFR after such specific date;
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or payment period for interest calculated or on the relevant Interest Payment Date, as applicable, and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Adjusted Term SOFR will be replaced hereunder and under any Loan Document with Adjusted Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”). If the Successor Rate is Adjusted Daily Simple SOFR, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (x) if the Administrative Agent determines that Adjusted Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (y) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Adjusted Term SOFR or any then-current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period or payment period for interest calculated or on the relevant Interest Payment Date, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then-existing convention for similar Dollar-denominated credit facilities syndicated and agented in the U.S. for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar Dollar-denominated credit facilities syndicated and agented in the U.S. for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(c)    [Reserved].
(d)    Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent, with the consent of the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement, which are reasonably acceptable to each of the Borrower and the Administrative Agent; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
SECTION 3.04.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (excluding any Taxes) affecting this Agreement or Term SOFR Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to request compensation for any increased cost relating to items described in paragraph (a)(iii) of this Section 3.04 if it shall not be the general policy and practice of such Lender to seek compensation in similar circumstances under similar provisions in comparable credit facilities.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements or liquidity adequacy has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and setting forth in reasonable detail the manner of determination of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 3.05.    Compensation for Losses. Upon demand of any Lender to the Borrower (with a copy to the Administrative Agent) from time to time (pursuant to a certificate of such Lender setting forth the amount such Lender is entitled to receive pursuant to this Section 3.05 and setting forth in reasonable detail in the matter of determination of such amount), the Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or reasonable expense incurred by it as a result of:
(a)    any continuation, conversion, prepayment or payment of any principal of any Term SOFR Loan on a day other than the last day of the Interest Period for such Term SOFR Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or reasonable expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained and from any foreign currency exchange losses.
SECTION 3.06.    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.
(c)    Notwithstanding the foregoing provisions of this Section 3.06, no Lender may request compensation under Section 3.04, and the Borrower shall not be required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if such Lender shall not at such time demand compensation from, or require the payment of such additional amounts by, its best customers at such time in similar circumstances.
SECTION 3.07.    Survival. All of the Borrower’s obligations under Section 3.04 and Section 3.05 shall survive termination of the Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
Representations and Warranties
Each Loan Party represents and warrants (as to itself and its Covered Subsidiaries) to the Lenders and the Administrative Agent that:
SECTION 4.01.    Organization; Powers. Each of the ParentCos and the Covered Subsidiaries (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and to borrow hereunder, except where the failure to comply with clauses (a) through (c) would not reasonably be expected to result in a Material Adverse Effect.
SECTION 4.02.    Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, the borrowings hereunder and the creation and incurrence of the guarantees by the Guarantors (collectively, the “Transactions”) (a) have been duly authorized by all requisite partnership, limited liability company or corporate and, if required, partner, member or stockholder action and (b) will not (i) violate any provision of law, statute, rule, regulation or order or any Governmental Authority, (ii) violate any provision of the limited partnership agreement, the limited liability company agreement or any other constitutive document of any Loan Party or any of the Covered Subsidiaries, (iii) violate any provision of, or result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, any indenture, agreement or other instrument to which any Loan Party or any of its Covered Subsidiaries is a party or by which any of them or any of their property is bound or (iv) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any of its Covered Subsidiaries, that in the cases of clause (b)(i), (b)(ii) and (b)(iii) would reasonably be expected to have a Material Adverse Effect.
SECTION 4.03.    Enforceability. This Agreement has been duly executed and delivered by each Loan Party party hereto and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
SECTION 4.04.    Governmental Approvals; Other Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other Person is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect.
SECTION 4.05.    Financial Statements. The Loan Parties have heretofore furnished to the Lenders the financial statements required to be delivered pursuant to Section 6.04(a) of the Existing Credit Agreement for the fiscal year ended December 31, 2022 and Section 6.04(b) of the Existing Credit Agreement for the fiscal quarter ended June 30, 2023.
Such audited financial statements fairly present, in all material respects, the consolidated financial position and results of operations of PubCo and such unaudited consolidated financial statements fairly present, in all material respects, the consolidated financial position and results of operations of PubCo as of such date and for such periods presented. Such financial statements and the notes thereto disclose all material liabilities, direct or contingent of PubCo, as of the date thereof, to the extent such liabilities are required to be disclosed by GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except, in the case of such unaudited financial statements, for the absence or incompleteness of footnotes and except as otherwise disclosed therein.
SECTION 4.06.    No Material Adverse Change. As of the Restatement Effective Date, there has been no material adverse change in the business, assets, operations or financial condition of the Loan Parties and the Covered Subsidiaries, taken as a whole, since December 31, 2022.
SECTION 4.07.    Title to Properties; Possession Under Leases. Each of the Loan Parties and the Covered Subsidiaries has good title to, or valid leasehold interests in, all its material properties and assets, except for defects that do not, in the aggregate, materially interfere with the conduct of the business of the Loan Parties and the Covered Subsidiaries, taken as a whole, or the use of the properties and assets of the Loan Parties and the Covered Subsidiaries, taken as a whole, for their intended purposes, except where failure to have title or leasehold interests would not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
SECTION 4.08.    Litigation; Compliance with Laws. (a) As of the Restatement Effective Date, except as set forth in Schedule 4.08 there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party, or any of the Covered Subsidiaries, or any business, property or rights of any such Person (i) which on the date hereof involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which would be materially likely to, individually or in the aggregate, result in a Material Adverse Effect.
(b)    Neither any Loan Party nor any of the Covered Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be materially likely to result in a Material Adverse Effect.
SECTION 4.09.    Agreements. (a) Neither any Loan Party nor any of the Covered Subsidiaries is a party to any agreement or instrument or subject to any partnership, limited liability company or corporate restriction that has resulted or would be materially likely to result in a Material Adverse Effect.
(b)    Neither any Loan Party nor any of the Covered Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be materially likely to result in a Material Adverse Effect.
SECTION 4.10.    Federal Reserve Regulations. (a) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.
(b)    At no time will more than 25% of the combined assets of the Loan Parties and the Covered Subsidiaries consist of margin stock (as such term is defined under the Regulation U of the Board), if a violation of Regulation U or X of the Board would result.
SECTION 4.11.    Investment Company Act. Neither any Loan Party nor any of the Covered Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 4.12.    Tax Returns. Each Loan Party and each of the Covered Subsidiaries has filed or caused to be filed all Federal tax returns and all state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes the payment of which is not required by Section 6.03 or where the failure to file or pay would not be reasonably expected to have a Material Adverse Effect.
SECTION 4.13.    No Material Misstatements. As of the Restatement Effective Date, all information, reports, financial statements, exhibits or schedules furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole (in each case, as amended, supplemented or updated through the Restatement Effective Date) and in light of the circumstances when furnished, do not contain any untrue statement of material fact or omit to state any material fact (known to any Loan Party in the case of materials relating to Angelo Gordon or its Affiliates or not furnished by it) necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that to the extent that any of the foregoing was based on or constitutes a forecast or financial projection, the Loan Parties represent only that each such forecast or projection was prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time of preparation.
SECTION 4.14.    ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to result in a Material Adverse Effect.
(b)    The Borrower represents and warrants as of the Restatement Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans.
SECTION 4.15.    [Reserved].
SECTION 4.16.    Beneficial Ownership Regulation. As of the Restatement Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.
SECTION 4.17.    PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 4.18.    Anti-Corruption Laws and Sanctions. The ParentCos have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the ParentCos, the Covered Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, and the ParentCos and the Covered Subsidiaries are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of (a) any ParentCo, any Covered Subsidiary or, to the knowledge of any ParentCo or any Covered Subsidiary, any of their respective directors or officers, or (b) to the knowledge of any ParentCo, any agent of any ParentCo or any Covered Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.
ARTICLE V

Conditions
SECTION 5.01.    Closing Date. The obligation of each Lender to make the Term Loans on the Closing Date is subject to the satisfaction of the following conditions (unless waived by the Required Lenders):
(a)    The Administrative Agent (or its counsel) shall have received from the parties hereto or thereto, as applicable, either (i) a counterpart signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of (A) this Agreement and (B) the Guarantee Agreement;
(b)    The Administrative Agent (or its counsel) shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of special counsel for the Borrower and/or local counsel for the Borrower in each jurisdiction in which a Loan Party is located, in each case covering such matters as the Administrative Agent shall reasonably request relating to the Loan Parties and this Agreement and in form and substance satisfactory to the Administrative Agent. The Loan Parties hereby request such counsel to deliver such opinions;
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of this Agreement and any other legal matters relating to the Loan Parties, this Agreement or the transactions contemplated herein, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(d)    The Administrative Agent shall have received a certificate dated the Closing Date and signed by a Financial Officer of the Borrower stating that (i) the representations and warranties of the Borrower set forth in Article IV are true and correct (x) in the case of representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects as of the Closing Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (I) in the case of the representations and warranties qualified as to materiality, in all respects and (II) otherwise, in all material respects as of such earlier date) and (ii) at the time of and immediately after giving effect to such Borrowing on the Closing Date, no Default shall have occurred and be continuing;
(e)    The Administrative Agent shall have received all fees and other amounts due and payable pursuant to the Fee Letter on or prior to the Closing Date and, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties under this Agreement on or prior to the Closing Date, in each case which amounts, in the Borrower’s sole discretion, may be offset against the proceeds of the Loans or may be paid from the proceeds of the Loans.
(f)    No later than two Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested in writing by the Administrative Agent with respect to any Loan Party at least ten Business Days in advance of the Closing Date, which documentation or other information is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (including if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification in relation to such Loan Party).
(g)    The Administrative Agent shall have received a copy of an amendment to the Revolving Credit Agreement permitting the incurrence of the Term Loans and such amendment shall be in full force and effect as of the Closing Date.
(h)    The Administrative Agent shall have received from the Borrower a Loan Notice as required by Section 2.02 and each Note requested by a Lender at least three Business Days prior to the Closing Date.
For purposes of determining whether the conditions specified in this Section 5.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.
SECTION 5.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions (unless waived by the Required Lenders):
(a)    The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects on and as of the date of such Borrowing (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (x) in the case of representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects as of such earlier date).
(b)    At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
(c)    The Administrative Agent shall have received from the Borrower a Loan Notice as required by Section 2.02.
Each Borrowing shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 5.03.    Restatement Effective Date. The effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement is subject to the satisfaction of the following conditions precedent (unless waived by the Required Lenders):
(a)    The Administrative Agent (or its counsel) shall have received from the parties hereto either (i) a counterpart signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(b)    The Administrative Agent (or its counsel) shall have received a certificate dated the Restatement Effective Date and signed by a Financial Officer of the Borrower stating that (i) the representations and warranties of the Borrower set forth in Article IV are true and correct (A) in the case of representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects as of the Restatement Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing at the time of the Restatement Effective Date or immediately after giving effect thereto; and
(c)    The Administrative Agent shall have received all fees and other amounts due and payable pursuant to the Fee Letter on or prior to the Restatement Effective Date and, to the extent invoiced at least two Business Days prior to the Restatement Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Loan Parties under this Agreement on or prior to the Restatement Effective Date.
For purposes of determining whether the conditions specified in this Section 5.03 have been satisfied on the Restatement Effective Date, the Administrative Agent and each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.
On the Restatement Effective Date, the Existing Credit Agreement is hereby amended and restated in its entirety as set forth herein.
ARTICLE VI

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Loan Parties covenant and agree with the Lenders that they will, and will cause each of the Covered Subsidiaries to:
SECTION 6.01.    Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect their legal existence, except as otherwise expressly permitted under Section 7.04 or 7.05.
(b)    Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of the business of the Borrower, the Guarantors and the Covered Subsidiaries, taken as a whole, except as otherwise permitted by Section 7.04 or 7.05, (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated, except as otherwise permitted by Section 7.04 or 7.05, (iii) comply with all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA, Regulations U and X and laws, rules, regulations and orders regarding the collection, payment and deposit of employees’ income, unemployment and Social Security taxes), whether now in effect or hereafter enacted and (iv) at all times maintain and preserve all property material to the conduct of the business of the Borrower, the Guarantors and the Covered Subsidiaries, taken as a whole, except as otherwise permitted by Section 7.04 or 7.05, and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted in all material respects at all times, in each case under clauses (i), (ii), (iii) and (iv) above, except where failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.02.    Insurance. Maintain or cause to be maintained adequate insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary for companies in the same or similar businesses (to the extent such insurance is available at commercially reasonable rates and on commercially reasonable terms, the Lenders hereby acknowledging that certain of the ParentCos and the Covered Subsidiaries do not maintain general liability insurance on the Restatement Effective Date and have no current intention to obtain such insurance), and maintain such other insurance as may be required by law.
SECTION 6.03.    Obligations and Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a material Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the relevant ParentCo or the relevant Covered Subsidiary shall have set aside on its books adequate reserves with respect thereto or if the failure to pay, discharge or contest would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.04.    Financial Statements, Reports, etc. Furnish to the Administrative Agent:
(a)    within 120 days after the end of each fiscal year or at such earlier time as PubCo may be required to file its annual report for such fiscal year under the Exchange Act (provided that the certificate required to be delivered under clause (c) below for such fiscal year may be delivered within 10 Business Days of such time), the annual audited consolidated statement of financial condition and the related consolidated statements of operations, changes in equity and of cash flows as of the end of and for such fiscal year of PubCo, reported upon by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing without any “scope of audit” qualification or statement from such accounting firm that such accounting firm believes substantial doubt exists about the ability of PubCo to continue as a going concern;
(b)    as promptly as available, but in no event later than 90 days after the end of each of the first three fiscal quarters of each fiscal year or at such earlier time as PubCo may be required to file its quarterly report for such fiscal quarter under the Exchange Act (provided that the certificate required to be delivered under clause (c) below for such fiscal quarter may be delivered within 10 Business Days of such time), the quarterly unaudited consolidated statement of financial condition and consolidated statements of operations, changes in equity and of cash flows of PubCo as of the end of and for the periods required by any securities exchange or the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities of PubCo, in each case certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position and results of operations of PubCo on a consolidated basis in accordance with GAAP consistently applied, except for the absence of footnotes or as otherwise described therein and subject to year-end audit adjustments;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above (but subject to extension as permitted under clauses (a) and (b) above), a certificate of a Financial Officer of the Borrower (i) certifying that, to the best of his or her knowledge, no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth the AUM and computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenant contained in Section 7.10(b), including reasonably detailed calculations of Fee-Related Earnings (consistent with the level of detail included in any periodic reports or registration statements filed by PubCo with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities), Total Indebtedness, Combined EBITDA and Leverage Ratio;
(d)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Loan Parties or the Covered Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request; and
(e)    promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
Notwithstanding the foregoing, (i) if the financial statements of PubCo delivered under clause (a) or (b) above do not include the assets and results of operations of each of the Guarantors (including any Person that becomes a Guarantor pursuant to Section 2.14 for purposes of complying with Section 7.07), the Loan Parties covenant and agree to furnish to the Administrative Agent equivalent audited or unaudited, as the case may be, consolidated financial statements of each of the Guarantors not so included in the financial statements delivered under clause (a) or (b) above and (ii) at any time the financial statements of PubCo delivered under clause (a) or (b) above include the assets and results of operations of any Excluded Subsidiary, the Loan Parties covenant and agree to furnish to the Administrative Agent adjustments to the financial statements delivered under clause (a) or (b) above to eliminate the assets and results of operations of all Excluded Subsidiaries. The financial statements or adjustments required by the preceding sentence shall be furnished to the Administrative Agent at the times the corresponding financial statements are required to be delivered under clause (a) or (b) above, as applicable.
The Borrower hereby acknowledges that (x) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (y) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or any Subsidiary or Affiliate thereof, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the world “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07), (iii) all Borrower Materials marked “PUBLIC” by the Borrower are permitted to be made available through a portion of the Platform designated as “Public Side Information” and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 6.05.    Litigation and Other Notices. Promptly after any Loan Party becomes aware thereof, furnish to the Administrative Agent written notice of the following:
(a)    any Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)    the filing or commencement of, or the written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Loan Party or any Affiliate thereof which has a reasonable likelihood of being adversely determined and which, if adversely determined, would be materially likely to result in a Material Adverse Effect; and
(c)    any development that has resulted in, or would be materially likely to result in, a Material Adverse Effect.
SECTION 6.06.    ERISA. Promptly after any Loan Party becomes aware thereof, furnish to the Administrative Agent written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.
SECTION 6.07.    Maintaining Records; Access to Properties and Inspections. Maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Loan Parties and Covered Subsidiaries that permit the preparation of consolidated financial statements in accordance with GAAP and permit any representatives designated by any Lender to visit and inspect the financial records and the properties of any Loan Party or any Covered Subsidiary at reasonable times upon reasonable notice and as often as reasonably requested and to make extracts from and copies of such financial records (subject to Section 10.07), and permit any representatives affiliated with and designated by any Lender to discuss the affairs, finances and condition of any Loan Party or any Covered Subsidiary with the officers thereof and, upon reasonable notice to the applicable Loan Party, independent accountants therefor.
SECTION 6.08.    Use of Proceeds. The proceeds of the Loans will be used (a) for working capital needs and for other general corporate purposes of the ParentCos and the Covered Subsidiaries, including, without limitation, to make one or more distributions on or after the Closing Date to the direct or indirect general and limited partners of any ParentCo or any Covered Subsidiary and (b) for any other purpose not otherwise prohibited under the Loan Documents.
SECTION 6.09.    Compliance with Laws. (a) The ParentCos will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the ParentCos, the Covered Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws.
(b)    The proceeds of a Borrowing will not be used by any ParentCo or any Covered Subsidiary directly or, to its knowledge, indirectly, (i) for the purpose of funding or financing the activities of or any transaction with any Person with whom dealings are prohibited under any Sanctions administered by OFAC at the time of such financing (except to the extent licensed or approved by OFAC or such activities or the financing thereof would not be prohibited for a U.S. person pursuant to OFAC) or (ii) in violation of any Anti-Corruption Laws or Sanctions.
SECTION 6.10.    Additional Guarantors.
(a)    To the extent any Subsidiary that is not a Loan Party issues, guarantees or otherwise becomes liable for any Capital Markets Indebtedness (each, a “Required Guarantor”), within 30 calendar days (or such later time as the Administrative Agent may reasonably agree), cause such Required Guarantor to become an additional Guarantor hereunder by satisfying the requirements with respect to such Required Guarantor set forth in the definition of “Guarantee Requirement”.
(b)    At the election of the Borrower and by written notice to the Administrative Agent, any Required Guarantor that has become a Guarantor in accordance with Section 6.10(a) may be discharged from all of its obligations and liabilities under the Guarantee Agreement and the other Loan Documents and shall be automatically released from its obligations under the Guarantee Agreement and the other Loan Documents without the need for the execution or delivery of any other document by the Administrative Agent or the Lenders; provided that (i) if such Required Guarantor is a guarantor or is otherwise liable for or in respect of any Capital Markets Indebtedness, then such Required Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Required Guarantor under the Guarantee Agreement and the other Loan Documents) of its obligations under such Capital Markets Indebtedness, (ii) at the time of, and after giving effect to, such release and discharge, no Event of Default under Section 8.01(b), (c), (g) or (h) shall be existing, (iii) no amount is then due and payable by such Guarantor under the Guarantee Agreement, (iv) such Required Guarantor would not otherwise be required to be a Guarantor pursuant to Section 6.10(a) and (v) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the matters set forth in clauses (i) through (iv).

ARTICLE VII

Negative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Loan Parties covenant and agree with the Lenders that they will not, and will not cause or permit any of the Covered Subsidiaries to:
SECTION 7.01.    [Reserved].
SECTION 7.02.    Liens. Create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it (including, in the case of securities owned by it, by the sale of such securities pursuant to any repurchase agreement or similar arrangement) or assign or sell any income or revenues or rights in respect of any thereof, except:
(a)    Liens on property or assets of any Loan Party or any Covered Subsidiary existing on the Restatement Effective Date and set forth in Schedule 7.02; provided that such Liens (i) shall secure only those obligations that they secure on the Restatement Effective Date and (ii) shall encumber only those properties and assets of such Loan Party or such Covered Subsidiary that they encumber on the Restatement Effective Date;
(b)    any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or any Covered Subsidiary or existing on any asset of any Person that becomes a Covered Subsidiary after the Prior Restatement Effective Date prior to the time such Person becomes a Covered Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Covered Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or assets of any Loan Party or any Covered Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Covered Subsidiary, as the case may be;
(c)    Permitted Encumbrances;
(d)    [reserved];
(e)    other Liens not otherwise permitted by this Section 7.02 securing Indebtedness or other obligations permitted to be incurred hereunder in an aggregate principal amount not to exceed (i) until the closing of the Specified Acquisition, $50,000,000 and (ii) following the closing of the Specified Acquisition, $75,000,000, at any time outstanding;
(f)    Liens on assets of Holdings II Sub or any successor or Subsidiary thereof securing any Back-to-Back Lending Facility Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that any Guarantees referred to in clause (a) of the definition of Back-to-Back Lending Facility Indebtedness are secured (if at all) in a manner substantially the same as the relevant Back-to-Back Lending Facilities;
(g)    Liens required to be created pursuant to this Agreement or the other Loan Documents or Liens otherwise securing the Obligations;
(h)    Liens securing Indebtedness under Hedging Agreements entered into in the ordinary course of business and not for purposes of speculation to hedge or mitigate risks to which any ParentCo or any Covered Subsidiary has actual exposure including, without limitation, risks relating to operating expenses;
(i)    Liens securing Indebtedness of any ParentCo or any Covered Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital asset, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, in an aggregate principal amount not to exceed (i) until the closing of the Specified Acquisition, $10,000,000 and (ii) following the closing of the Specified Acquisition, $15,000,000, at any time outstanding; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(j)    Liens securing Indebtedness under the Revolving Credit Agreement and Liens securing any other Indebtedness or obligations; provided that the Obligations are secured (other than in the case of any such Liens on cash collateral in respect of any letters of credit thereunder) on an equal and ratable basis pursuant to documentation reasonably acceptable to the Administrative Agent; provided further that any Lien created to secure the Obligations pursuant to this Section 7.02(j) shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Liens securing Indebtedness under the Revolving Credit Agreement or such other Indebtedness or obligations, as the case may be, and in connection with any such release or discharge, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release or discharge, without recourse to or warranty by the Administrative Agent;
(k)    Liens securing Indebtedness under (i) the revolving note dated as of August 15, 2023 by TPG Capital BD, LLC payable to JPMorgan Chase Bank, N.A. (including any extensions, renewals or refinancings of any such Indebtedness) and (ii) the revolving note dated as of August 15, 2023 by TPG Capital BD, LLC payable to Citibank, N.A. (including any extensions, renewals or refinancings of any such Indebtedness) and, in each case of clauses (i) and (ii) above, any Guarantees of such Indebtedness by any Loan Party or any successor or Subsidiary thereof that is a Covered Subsidiary; and
(l)    Liens on property or assets of any Covered Subsidiary that is not a Loan Party securing Indebtedness or any other obligations of a Covered Subsidiary that is not a Loan Party.
Notwithstanding anything in this Agreement to the contrary, to the extent there are any Liens securing Indebtedness under the Revolving Credit Agreement (other than cash collateral in respect of any letters of credit thereunder), the Obligations shall be secured by such Liens on an equal and ratable basis pursuant to documentation reasonably acceptable to the Administrative Agent.
SECTION 7.03.    [Reserved].
SECTION 7.04.    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the consolidated assets (including by way of a sale or transfer of Equity Interests of any Subsidiary) of the Loan Parties (whether now owned or hereafter acquired), except that:
(a)    the Loan Parties and the Covered Subsidiaries may sell assets or properties in the ordinary course of business;
(b)    the Loan Parties and the Covered Subsidiaries may sell, transfer, lease or otherwise dispose of any assets or property in transactions only among the Loan Parties and the Covered Subsidiaries;
(c)    (i) any Loan Party or Covered Subsidiary may merge, consolidate or liquidate with or into a Loan Party in a transaction in which such Loan Party is the surviving entity; provided that if the Borrower merges, consolidates or liquidates with or into another Loan Party in which such Loan Party is the surviving entity, such Loan Party shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party and (ii) any Covered Subsidiary may merge, consolidate or liquidate with or into any other Covered Subsidiary in a transaction in which the surviving entity is a Covered Subsidiary and no Person other than a Loan Party or a Covered Subsidiary receives any consideration;
(d)    the Loan Parties and the Covered Subsidiaries may sell, transfer or otherwise dispose of any assets or property for cash or other consideration reasonably determined by the Loan Parties to be in an amount at least equal to the fair value of such assets or property;
(e)    the Loan Parties and the Covered Subsidiaries may enter into mergers and consolidations to effect asset acquisitions; provided that if the Borrower merges or consolidates with any other Person and if the Person formed by or surviving any such merger or consolidation is not the Borrower, such Person shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party; and
(f)    the Loan Parties and the Covered Subsidiaries may effect the Specified Acquisition and the Specified Reorganization.
SECTION 7.05.    Business of the Loan Parties and the Covered Subsidiaries. Engage in any new business, cease to engage in any business or change the character of any business in which it is engaged if as a result the Loan Parties, taken as a whole, would no longer be primarily engaged, directly or indirectly, in the businesses of general investment banking, merchant banking, asset management or investment advisory services and investment or financial services.
SECTION 7.06.    Amendment of Certain Agreements. Make or permit to be made any amendment, modification, rescission or termination of, or waive any of the rights under, any agreements or arrangements relating to any Management Fees or Carried Interest received by or payable to the Covered Subsidiaries, or by any Covered Subsidiaries to any Loan Party, in each case that materially impairs (a) the creditworthiness of the Loan Parties (taken as a whole) or (b) the rights or interests of the Lenders hereunder, including any significantly adverse amendment or change that would prohibit, impair, delay or otherwise adversely affect the manner or relative amounts of the distribution of Carried Interests payments or Management Fees to the Loan Parties (taken as a whole) (it being understood that this Section 7.06 shall not in any way limit amendments or agreements that reduce the Carried Interests or Management Fees paid to the Covered Subsidiaries without changing the portion of Carried Interests or Management Fees distributed to the Covered Subsidiaries, on one hand, relative to the portion distributed or paid to the principals, managers or employees or third-party equity investors in the Covered Subsidiaries, on the other); provided that amendments, modifications and waivers (w) determined by the general partner or the managing member of a Loan Party, as applicable, to be necessary or appropriate to address changes in U.S. Federal income tax regulations, legislation or interpretation, (x) reflecting a change in the fiscal year or taxable year of any Loan Party and any other changes that the general partner or the managing member, as applicable, of a Loan Party determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of any Loan Party including a change in the dates on which distributions are to be made by any Loan Party, (y) reasonably determined by the general partner or the managing member of a Loan Party, as applicable, to be necessary or appropriate in connection with the consummation of the Specified Acquisition or (z) which would not reasonably be expected to have a Material Adverse Effect shall be permitted.
SECTION 7.07.    Ownership of Core Businesses. The Loan Parties will not permit any Equity Interests (including general partnership interests) in a Core Business Entity that are owned or controlled by the Borrower or any other ParentCo, either directly or through direct or indirect Subsidiaries, to be owned by any Person other than the ParentCos and Covered Subsidiaries of the ParentCos (unless such Core Business Entity is itself a Loan Party) unless the Borrower shall be in compliance with the covenants set forth in Section 7.10 on a pro forma basis in accordance with Sections 1.04(b) and 1.04(c); provided that the foregoing shall not require any Excluded Subsidiary to be owned by the ParentCos and Covered Subsidiaries of the ParentCos.
SECTION 7.08.    [Reserved].
SECTION 7.09.    [Reserved].
SECTION 7.10.    Financial Covenants. (a) Permit the AUM of the ParentCos and the Covered Subsidiaries at the end of any fiscal quarter or at the time of any Fund Termination Event to be less than the then-applicable Minimum AUM Amount.
(b)    Permit the Leverage Ratio on the last day of any fiscal quarter to be greater than 4.0 to 1.0.
ARTICLE VIII
Events of Default and Remedies
SECTION 8.01.    Events of Default. In case of the happening of any of the following events (“Events of Default”):
(a)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Covered Subsidiary in connection with the Borrowings hereunder, in connection with any Loan Document or any amendment or modification thereof or waiver thereunder or in any report, certificate, financial statements or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(b)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
(d)    any Loan Party or any Covered Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01(a) (in respect of a Loan Party) or 6.05(a) or in Article VII;
(e)    any ParentCo or any Covered Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;
(f)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets or (iii) the winding-up or liquidation of any Loan Party or any Significant Subsidiary, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    any Loan Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(i)    a Change in Control shall occur;
(j)    one or more final judgments for the payment of money in an aggregate amount in excess of (i) until the closing of the Specified Acquisition, $75,000,000 and (ii) following the closing of the Specified Acquisition, $100,000,000 (to the extent not adequately covered by insurance) shall be rendered against any Loan Party, any Significant Subsidiary or any combination thereof and the same shall remain undismissed, unvacated, unsatisfied and undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action that has not been effectively stayed shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party or any Significant Subsidiary to enforce any such judgment;
(k)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or
(l)    any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect and enforceable against each Guarantor in all material respects in accordance with its terms (other than as a result of a release or discharge of such Guarantor in accordance with the Loan Documents);
then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i)  terminate forthwith the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be forthwith due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 8.02.    Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 8.01), any amounts received on account of the Obligations shall, subject to Section 2.12, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX

The Administrative Agent
SECTION 9.01.    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wells Fargo Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions, except with respect to the provisions set forth in Section 9.06 relating to the consent of the Borrower to appoint a successor Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 9.03.    Exculpatory Provisions. The Administrative Agent and the Arranger shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Arranger, as applicable:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Arranger or any of their respective Affiliates in any capacity;
(d)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or disclosure of confidential information, to any Disqualified Institution;
(e)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and
(f)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 9.06.    Resignation of Administrative Agent. The Administrative Agent may at any time give 60 days’ prior notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, and, with the consent of the Borrower (such consent not to be unreasonably withheld) (or, if an Event of Default pursuant to Section 8.01(b), (c), (g) or (h) has occurred and is continuing, in consultation with the Borrower), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then (i) if the retiring Administrative Agent provides written notice to the Borrower that it wants the ability to exercise its right to seek appointment of a successor Administrative Agent, the retiring Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld) (or, if an Event of Default pursuant to Section 8.01(b), (c), (g) or (h) has occurred and is continuing, in consultation with the Borrower), may (but shall not be obligated to) on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion and (ii) otherwise, the Borrower may (but shall not be obligated to) appoint a successor Administrative Agent. If no such successor shall have been so appointed as set forth above and shall have accepted such appointment within 60 days after the retiring Administrative Agent gives notice of its resignation, then the Borrower may (but shall not be obligated to) appoint a successor Administrative Agent. If no qualifying Person has accepted such appointment within 60 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Resignation Effective Date”), then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date. Notwithstanding anything herein to the contrary, if at any time the Administrative Agent (or an Affiliate of the Administrative Agent) shall cease to be a Lender under this Agreement, the Administrative Agent may give notice of its resignation to the Lenders and the Borrower, and such resignation shall become effective in accordance with such notice immediately upon receipt of such notice by the Lenders and the Borrower without any further action or consent of any other Person (and for the avoidance of doubt, the Resignation Effective Date shall be the date on which the Lenders and the Borrower receive such notice of resignation from the Administrative Agent).
(a)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and with the consent of the Borrower (such consent not to be unreasonably withheld) (or, if an Event of Default pursuant to Section 8.01(b), (c), (g) or (h) has occurred and is continuing, in consultation with the Borrower), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Administrative Agent is appointed as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub- agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 9.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 9.08.    No Other Duties; Etc.. Anything herein to the contrary notwithstanding, no bookrunner or arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
SECTION 9.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 9.10.    Guarantee Matters. Each Lender irrevocably authorizes the Administrative Agent to take such additional steps as may be necessary in connection with the release of any Guarantor from its obligations under the Loan Documents and of the guarantee of such Guarantor made under the Guarantee Agreement pursuant to Section 10.22.
SECTION 9.11.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 9.12.    Erroneous Payments.
(a)    Each Lender hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates on behalf of such Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    Each Payment Recipient agrees that, in the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment

Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.06 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations.
(f)    Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section 9.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE X

Miscellaneous
SECTION 10.01.    Amendments, Etc.. Subject to Sections 2.15 and 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Guarantor therefrom, shall be effective unless in writing entered into by the Required Lenders and the Borrower (and/or the Guarantors, as applicable) (or by the Administrative Agent with the consent of the Required Lenders and the Borrower (and/or the Guarantors, as applicable)), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:
(a)    no such amendment, waiver or consent shall:
(i)    [reserved];

(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to a Lender, including, without limitation, by amending the definition of “Maturity Date”, without the written consent of any such Lender entitled to receive such payment;
(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”;
(iv)    change Section 8.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(v)    release all or substantially all of the value of the Guarantees under the Guarantee Agreement without the written consent of each Lender unless in connection with a transaction not otherwise prohibited under this Agreement; or
(vi)    change any provision of this Section 10.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly and adversely affected thereby.
(b)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
provided, however, that notwithstanding anything to the contrary herein:
(i)    the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;
(ii)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) [reserved] and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;
(iii)    each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein;
(iv)    the Required Lenders shall determine whether or not to allow the Borrower (or any Guarantor) to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; and
(c)    this Agreement may, in the Administrative Agent’s reasonable discretion, be amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is not objected to in writing by the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof and if such amendment or waiver is effectuated in order to cure ambiguities or defects, any obvious error or any error or omission of a technical nature. The Administrative Agent shall promptly notify each Lender of any such amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any such amendment, this Agreement or the applicable Loan Document shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such amendment evidenced thereby. Notwithstanding the foregoing, any provision of this Agreement requiring the consent of all Lenders or all affected Lenders to amend or waive may be amended by an agreement in writing entered into by the Loan Parties, the Required Lenders and the Administrative Agent if at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
SECTION 10.02.    Notices and Other Communications; Facsimile Copies.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Loan Parties or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise notified by the Administrative Agent to the Borrower, the Loan Parties may satisfy its obligation to deliver documents or notices to the Administrative Agent or the Lenders under Sections 6.04, 6.05 and 6.06 by delivering an electronic copy to such e-mail address as provided to the Borrower in a notice from the Administrative Agent.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Information. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging services or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Loan Parties and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
SECTION 10.03.    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders or any other holder of any Obligations; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising set-off rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or any Guarantor under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 10.04.    Expenses; Indemnity; and Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred (and submitted with backup documentation supporting such reimbursement request) by the Administrative Agent and the Arranger (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent and the Arranger taken as a whole and, if necessary, of one local counsel in any material jurisdiction), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, submitted with backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one outside counsel to the Administrative Agent and the Lenders taken as a whole and, if necessary, of one local counsel in any material jurisdiction), in connection with the enforcement or protection of their rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04 or (B) in connection with the Loans made hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities and related reasonable out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of one outside counsel for all Indemnitees and, if necessary, one local counsel in any material jurisdiction and, solely in the case of an actual conflict of interest, one additional counsel per affected Indemnitee or group of Persons capable of being represented separately by a single counsel) (and submitted with backup documentation supporting such reimbursement request) to which any such Indemnitee may become subject (but excluding Taxes which are the subject matter of Section 3.01 other than the net amount of any Taxes related to amounts paid pursuant to this Section 10.04(b)), arising out of or in connection with (i) this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including such Indemnitee’s reliance on any Communication executed using an Electronic Signature or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any third-party claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Guarantor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) does not directly involve an act or omission of the Borrower or any other Loan Party or any of their Affiliates and is brought by an Indemnitee against any other Indemnitee, other than against the Administrative Agent or any Arranger in its capacity as such (any claim covered by clauses (x), (y) or (z), a “Barred Claim”). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither (i) the Borrower nor (ii) the Administrative Agent (and any sub-agent thereof), any Lender, and any Related Party of any of the foregoing Persons (each of the foregoing persons in clause (ii), a “Lender Related Person”) shall assert, and the Borrower and each Lender Related Person hereby waives, and acknowledges that no other Person shall have, any claim against any Lender Related Person or the Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; it being understood that this sentence does not limit the Borrower’s indemnification obligations with respect to such damages owed by an Indemnitee to a third party other than in connection with a Barred Claim of such Indemnitee. Neither the Borrower nor any Lender Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless such damages were caused by the Borrower’s (or any Guarantor’s) or such Lender Related Person’s gross negligence or willful misconduct, as determined in a final and non-appealable judgment by a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section 10.04 shall be payable not later than 20 Business Days after written demand therefor (accompanied by back up documentation). Notwithstanding any of the foregoing in clauses (a) and (b) of this Section 10.04, each Indemnitee (and its Related Parties) shall be obligated to refund or return promptly any and all amounts paid by the Borrower under this Section 10.04 to such Indemnitee to the extent such Indemnitee (or its Related Parties) is not entitled to payment of such amount in accordance with the terms hereof.
(f)    Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
SECTION 10.05.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any Guarantor is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
SECTION 10.06.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Commitment and the Loans) at any time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment or Loans at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned; and
(B)    in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Term Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date” specified in the Assignment and Assumption, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 8.01(b), (c), (g) or (h) (in the case of clauses (g) and (h), with respect to the Borrower) has occurred and is continuing at the time of such assignment, the Borrower otherwise consents.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans or Term Commitments, and rights and obligations with respect thereto, assigned, except that this Section 10.06(b)(ii) shall not prohibit any Lender from assigning all or a portion of its related rights and obligations in respect of its Term Commitment or Loans on a non-pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:
(A)    the prior written consent of the Borrower shall be required unless an Event of Default under Section 8.01(b), (c), (g) or (h) (in the case of clauses (g) and (h), with respect to the Borrower)  has occurred and is continuing at the time of such assignment; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required for assignments in respect of any Term Commitment or Term Loans if such assignment is to a Person that is not a Lender or an Affiliate of such Lender; and
(C)    [reserved]; and
(D)    except as expressly permitted pursuant to Section 10.07(f)(i), no Lender may provide any Information (as defined in Section 10.07) to any prospective Lender, Participant or pledgee without the prior written consent of the Borrower.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 3.01(e).
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to a natural Person, (C) to any Person that fails to make a representation that it is a Qualified Person or (D) to a Disqualified Institution.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. A Lender may, but only with the prior written consent of the Borrower, and notice to the Borrower and the Administrative Agent, in accordance with applicable Law, sell participations to any Person (other than a natural Person, a Defaulting Lender, the Borrower or any of its Affiliates or Subsidiaries, a Person that fails to represent to such Lender that it is a Qualified Person or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans at any time owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 10.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (i) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section 10.06 and (ii) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letters of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or grant such pledgee or assignee enforcement rights prior to a foreclosure on such pledge or assignment or any voting rights.
(f)    Lender Representations. Each Lender, by the execution and delivery of an Assignment and Assumption or other documentation by which it became a Lender hereto, hereby represents and warrants to the Borrower and the Administrative Agent that (i) it is a Qualified Person and (ii) as of the date of execution of such Assignment and Assumption or other applicable documentation such Lender has not (A) sold a participation to a Person that is not a Qualified Person or (B) agreed to (1) assign its Term Commitments or Loans to a Person that is not a Qualified Person, or (2) sell a participation to a Person that is not a Qualified Person.
(g)    Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (A) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (B) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Term Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Term Commitment or Loan and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents; provided that (x) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b) and (y) such assignment does not conflict with applicable Laws.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Loan Parties, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B)(1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (I) not to vote on such Plan of Reorganization, (II) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (III) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
SECTION 10.07.    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (a) to its Affiliates, its auditors and to its Related Parties whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in connection with any pledge or assignment permitted under Section 10.06(e), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such disclosing Person agrees to inform the Borrower promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation and to the extent reasonably practicable so that the Borrower may seek a protective order or other appropriate remedy (including by participation in any proceeding to which the Administrative Agent or any such Lender is a party, and each of them hereby agrees to use reasonable effort to permit the Borrower to do so)), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement (x) containing provisions substantially the same as (or containing provisions more restrictive than) those of this Section 10.07 and (y) listing the Borrower as an express third-party beneficiary, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (g) on a confidential basis to the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders, (h) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.07, (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For the purposes of this Section 10.07, “Information” means all information (including financial statements, certificates and reports and analyses, compilations and studies prepared by or on behalf of the Administrative Agent or any Lender based on any of the foregoing) received from or on behalf of the Borrower relating to the Borrower or its Affiliates or its business or relating to any employee, member or partner or customer of the Borrower, other than any such information that is or becomes available to the Administrative Agent or any Lender on a nonconfidential basis. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower, a Subsidiary thereof, their respective Affiliates or any of their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
SECTION 10.08.    Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of set-off) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.
SECTION 10.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender

shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 10.10.    Integration. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
SECTION 10.11.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each other Lender, regardless of any investigation made by the Administrative Agent or any other Lender or on their behalf and notwithstanding that the Administrative Agent or any other Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect until the Obligations have been indefeasibly paid in full and the Commitments have expired or terminated.
SECTION 10.12.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 10.13.    Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is a Non-Consenting Lender, (d) any Lender is a Defaulting Lender or (e) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower or the applicable replacement Lender shall have paid the Administrative Agent the assignment fee specified in Section 10.06(b);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable Laws; and
(v)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y)

the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 10.14.    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
SECTION 10.15.    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
SECTION 10.16.    USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and any Guarantors, which information includes the name and address of the Borrower or such Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower or such Guarantor in accordance with the PATRIOT Act. The Borrower shall, promptly following a written request by the Administrative Agent or any Lender through the Administrative Agent, provide all documentation and other information that the Administrative Agent or such Lender requires pursuant to applicable Law or reasonably requests, in any such case, in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulation.
SECTION 10.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and each other Loan Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and each other Loan Party, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (ii) each of the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) the Borrower and each other Loan Party are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Loan Party or any of their respective Affiliates, or any other Person, and (ii) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower and each other Loan Party and their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 10.18.    Electronic Execution of Assignments and Certain Other Documents. Any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Loan Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Loan Party to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this Section may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each of the Loan Parties hereby waives (x) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document and (y) waives any claim against the Administrative Agent and each Lender for any liabilities arising solely from such Person’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 10.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement, notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 10.20.    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
SECTION 10.21.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).
SECTION 10.22.    Termination, Release of Guarantees. (a) The Guarantee Agreement and the guarantees made therein shall terminate when all the Obligations (other than contingent indemnification obligations) have been indefeasibly paid in full in cash and the Commitments have expired or been terminated.
(b)    A Guarantor shall automatically be released from its obligations under the Loan Documents and the guarantee of such Guarantor made under the Guarantee Agreement shall automatically be released upon the consummation of any transaction permitted by this Agreement (x) as a result of which (i) such Guarantor ceases to be a Covered Subsidiary pursuant to the terms of this Agreement or (ii) the equity of such Guarantor ceases to be owned, directly or indirectly, by any ParentCo or (y) as contemplated by Section 6.10.
(c)    Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, it is understood and agreed that, except as specifically set forth above in paragraphs (a) and (b) of this Section, the Guarantee of any Guarantor pursuant to the Guarantee Agreement will not be released except pursuant to a consent or amendment entered into pursuant to and in compliance with Section 10.01.
(d)    In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to the applicable Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 10.23.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 10.24.    Reaffirmation. Each of the Guarantors hereby acknowledges that it expects to receive substantial direct and indirect benefits as a result of the amendment and restatement of the Existing Credit Agreement and the transactions contemplated by this Agreement. Each Guarantor hereby further (a) acknowledges that the Guaranteed Obligations (as defined in the Guarantee Agreement) shall include the due and punctual payment of all of the monetary obligations of each Loan Party under or pursuant to this Agreement (including all such obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) confirms its guarantees under the Guarantee Agreement and (c) agrees that, notwithstanding the effectiveness of this Agreement and the transactions contemplated hereby, its guarantees under the Guarantee Agreement shall continue to be in full force and effect and shall accrue to the benefit of the Guaranteed Parties (and shall be determined after giving effect to this Agreement).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

TPG OPERATING GROUP II, L.P., as Borrower,

By:	TPG Holdings II-A, LLC, its general partner

By:	/s/ Steven Willmann
Name: Steven Willmann
Title: Treasurer

[Signature Page to TOG Second A&R Credit Agreement]

GUARANTORS:

TPG OPERATING GROUP I, L.P., a Guarantor

By:	TPG HOLDINGS I-A, LLC, its general partner

By:	/s/ Steven Willmann
Name: Steven Willmann
Title: Treasurer

TPG HOLDINGS II SUB, L.P., a Guarantor

By:	TPG OPERATING GROUP II, L.P., its general partner

By:	TPG HOLDINGS II-A, LLC, its general partner

By:	/s/ Steven Willmann
Name: Steven Willmann
Title: Treasurer

TPG OPERATING GROUP III, L.P., a Guarantor

By:	TPG HOLDINGS III-A, L.P., its general partner

By:	TPG HOLDINGS III-A, LLC, its general partner

By:	/s/ Steven Willmann
Name: Steven Willmann
Title: Treasurer

[Signature Page to TOG Second A&R Credit Agreement]

WELLS FARGO BANK, N.A., individually as Lender and as Administrative Agent,

By:
/s/ Nik Broschofsky
Name: Nik Broschofsky
Title: Director

[Signature Page to TOG Second A&R Credit Agreement]